Exhibit 99.1

tw telecom Reports Fourth Quarter and Full Year 2011 Results

Accelerated annual revenue growth rate by 45% to 7.4% in 2011 from 5.1% in 2010

Delivered a strong 36.4% Modified EBITDA margin for 2011

Grew fiber connected building additions by over 2,200 in 2011 - over a third greater than 2010

LITTLETON, Colo. - February 8, 2012 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to global locations, today announced its fourth quarter 2011 financial results, including $351.5 million of revenue, $128.1 million of Modified EBITDA1 (“M-EBITDA”), $25.6 million of levered free cash flow3 and net income of $16.4 million. For the year, the Company reported $1.367 billion in revenue, $497.7 million of M-EBITDA, $91.3 million of levered free cash flow and net income of $57.9 million.

“We delivered another strong annual performance, as we significantly expanded our revenue growth rate, maintained an impressive Modified EBITDA margin and produced continued strong cash flow,” said Larissa Herda, tw telecom's Chairman, CEO and President. “At the same time we strategically invested in the business to advance our network capabilities, deliver new product features and reach more customer locations. For 2012, we expect to continue to innovate and take market share as we focus on delivering better, faster and easier network solutions for our customers' dynamic network needs. This includes further advancing our new Intelligent Network capabilities and enabling customers' changing consumption models that drive data center and cloud demand.”

Highlights for the Year - 2011 compared to 2010

•	Grew total revenue 7.4% year over year compared to 5.1% for 2010

•	Grew enterprise revenue 9.4% year over year compared to 6.3% for 2010

•	Grew data and Internet revenue 18.2% year over year compared to 15.8% for 2010, driven primarily by a 28% increase in strategic Ethernet and VPN-based product revenue

•	Grew M-EBITDA by 7.4% to $497.7 million representing a 36.4% M-EBITDA margin[1]

•	Delivered $91.3 million of levered free cash flow, representing 6.7% of revenue

•	Completed a $50 million share repurchase plan announced in February 2011 and commenced a new $300 million plan announced in November 2011

•	Grew cash, equivalents and short term investments to $484.9 million, while returning $58.6 million to shareholders in the form of share repurchases

Business Trends

    “In 2011, we excelled financially, operationally and strategically through a balanced approach to the business that yielded a strong and consistent performance highlighted by our 29th consecutive quarter of revenue growth, ongoing strong margins and continued strong cash flow,” said Mark Peters, tw telecom's Executive Vice President and Chief Financial Officer. “In 2011, we were able to invest in our operations and also return value to our shareholders in the form of share repurchases. Our plans for 2012 will be similar to 2011, and include our goals to continue to further expand our revenue growth rate, deliver strong margins and grow cash flow, with a balanced approach and disciplined capital plan.”

Operational Metrics

Revenue churn4 was 0.8% for the current quarter, reflecting the lowest churn in over 10 years, down from 1% for both the prior quarter and the same quarter last year. Full year 2011 revenue churn improved to 0.9% from 1.0% in 2010. As a component of revenue churn, revenue lost from customers fully disconnecting service was 0.2% for both the current quarter and the same quarter last year, down from 0.3% for the prior quarter, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had approximately 27,500 customers as of December 31, 2011. Customer churn4 was 1.0% for both the current quarter and prior quarter and 1.1% for the same quarter last year. The Company ended the fourth quarter with approximately 27,000 fiber route miles (of which approximately 21,000 were metro miles).

Capital Expenditures

Capital expenditures of $86.6 million for the quarter were nearly flat compared to $86.0 million for the prior quarter and increased from $78.1 million for the same period last year. The increase over the same quarter last year primarily reflects greater strategic product and technology investments, as well as increased success-based investments primarily for managed services. For the year, capital expenditures were $342.7 million compared to $321.8 million for 2010, primarily reflecting increases in success-based capital.

The Company expects capital investments for 2012 to be approximately $345 to $355 million with the majority tied to new sales opportunities.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations5, usage, rate changes, taxes and fees, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses and capital expenditures.

The Company expects the first quarter of 2012 may be affected by historical trends, including seasonal revenue fluctuations and cost increases. The Company anticipates approximately a $3 million sequential cost increase in the first quarter of 2012 due to the annual resetting of payroll taxes.

The Company recorded a higher effective tax rate in 2011 than in 2010 as the prior year included a reversal of a valuation allowance for its deferred tax assets. The Company expects an effective tax rate in 2012 similar to 2011. Due to its approximate $1 billion federal net operating loss carry forward, as well as bonus depreciation, the Company expects that cash taxes in 2012 will be similar to 2011.

Intercarrier compensation revenue represented 2% of total revenue in 2011. Due to a recent FCC order, the Company expects about half of this revenue will be eliminated over a six-year period ending July 2018, with approximately $2 million of this reduction occurring in the last half of 2012.

Year over Year Results - Fourth Quarter 2011 compared to Fourth Quarter 2010

Revenue

Revenue for the quarter was $351.5 million compared to $324.8 million for the fourth quarter last year, representing a year over year increase of $26.7 million, or 8.2%. Revenue grew primarily due to ongoing strong enterprise revenue growth. Key changes in revenue included:

•	$27.6 million increase in revenue from enterprise customers, or 11.2% year over year, driven primarily by data and Internet services

•
$0.2 million decrease in revenue from carriers, primarily due to churn and repricing for contract renewals offset by Ethernet services provided to wireline and wireless carriers to serve their end users

•	$0.7 million decrease in intercarrier compensation primarily due to fluctuations in disputes and rate reductions

By product line, the percentage change in revenue year over year was as follows:

•
18.3% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and IP-based products. Data and Internet revenue represents 49% of total revenue for the quarter compared to 45% a year ago

•	4.5% decrease in network services, primarily reflecting churn and repricing for contract renewals largely in transport services, which outpaced growth in high capacity and colocation services

•
6.0% increase in voice services primarily reflecting sales of converged and other voice solutions as well as an increase in both the volume and rate of certain taxes and fees, partially offset by churn

M-EBITDA and Margins

M-EBITDA grew to $128.1 million for the quarter, an increase of 7.3%, from the same period last year, primarily reflecting the contribution from revenue growth, partially offset by an increase in employee costs. M-EBITDA margin for the quarter was 36.4% as compared to 36.7% for the same period last year.

Operating costs for the quarter grew year over year, primarily due to increased network access costs, certain taxes and fees and employee costs. Operating costs as a percent of revenue were 41.6% for the quarter and 41.4% for the same period last year. Modified gross margin6 as a percentage of revenue was 58.5% in the current quarter compared to 58.9% in the same period last year largely driven by increased network access costs and an increase in both the volume and rate of certain taxes and fees. These increased costs were primarily to support higher revenue growth particularly for new product offerings.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash, stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, general and administrative costs (“SG&A”) increased year over year primarily reflecting an increase in employee costs, largely from sales and sales support personnel, and an increase in bad debt expense. SG&A costs as a percent of revenue improved to 23.9% for the quarter from 24.0% for the same period last year.

Net Income

The Company reported growth of 40.3% in pre-tax income to $26.9 million in the current quarter from $19.2 million in the same period last year. This increase was primarily driven by M-EBITDA growth somewhat offset by higher interest expense.

Net income was $16.4 million for the quarter, compared to $17.5 million for the same period last year. Net income was impacted primarily by an increase in income tax expense associated with a higher effective tax rate, largely offset by M-EBITDA growth.

Sequential Results - Fourth Quarter 2011 compared to Third Quarter 2011

Revenue

Revenue for the quarter was $351.5 million, as compared to $344.5 million for the third quarter of 2011, an increase of $7.0 million, or 2.0%, representing the 29th consecutive quarter of sequential growth. Revenue grew primarily due to enterprise revenue. Key changes in revenue included:

•	$6.8 million increase in enterprise revenue, representing 2.5% sequential growth driven primarily by data and Internet services

•
$0.3 million increase in revenue from carrier customers, primarily reflecting growth in Ethernet services provided to wireline and wireless carriers to serve their end users, offset by churn and repricing for contract renewals largely in network services

By product line, the percentage change in revenue sequentially was as follows:

•	4.2% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and IP-based product sales

•
1.7% decrease in network services, primarily reflecting churn, repricing for contract renewals largely in transport services and a decrease in taxes and fees, which outpaced growth in high capacity and colocation services

•	1.8% increase in voice services, primarily reflecting sales of converged solutions and an increase in both the volume and rate of certain taxes and fees, partially offset by churn

M-EBITDA and Margins

M-EBITDA was $128.1 million for the quarter, an increase of 2.4% from the prior quarter, primarily reflecting contribution from revenue growth. M-EBITDA margin was 36.4% for the quarter compared to 36.3% for the prior quarter.

Operating costs increased primarily due to higher network access costs and fluctuations in disputes, partially offset by seasonally lower utility costs and a reduction in contract labor. Operating costs were 41.6% of revenue for the quarter and 41.9% for the prior quarter. Modified gross margin for the quarter as a percentage of revenue was 58.5% compared to 58.3% in the prior quarter.

SG&A costs increased primarily reflecting an increase in employee-related costs. SG&A was 23.9% of revenue for the quarter and 23.8% for the prior quarter.

Net Income

The Company reported net income of $16.4 million for the quarter, compared to $14.6 million in the prior quarter, a 12.3% sequential increase that primarily reflected M-EBITDA growth, partially offset by an increase in depreciation expense.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on February 9, 2012 at
9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investors.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.

(2) The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(3) The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(4) The Company defines revenue churn as the average lost recurring monthly billing for the period from a customer's partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company's debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company's website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company's website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company's website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2012 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales momentum, operational improvements, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, the impact of regulatory changes, expected cost increases, churn, business trends and fluctuations, seasonality, taxes and expected capital expenditures are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2010 Annual Report on Form 10-K/A and in its subsequent quarterly reports on Forms 10-Q/A and 10-Q. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Growth %	2011	2010	Growth %
Revenue
Data and Internet services	$171,657	$145,107	18.3%	$646,682	$547,218	18.2%
Network services	85,422	89,470	-4.5%	350,709	359,169	-2.4%
Voice services	86,775	81,891	6.0%	338,655	332,870	1.7%
Service Revenue	343,854	316,468	8.7%	1,336,046	1,239,257	7.8%
Intercarrier compensation	7,653	8,349	-8.3%	30,845	33,914	-9.0%
Total Revenue	351,507	324,817	8.2%	1,366,891	1,273,171	7.4%
Expenses
Operating costs	146,320	134,554		571,461	528,965
Gross Margin	205,187	190,263		795,430	744,206
Selling, general and administrative costs	83,854	78,106		325,538	308,470
Depreciation, amortization, and accretion	72,572	72,534		283,329	289,564
Operating Income	48,761	39,623		186,563	146,172
Interest expense	(15,944)	(15,057)		(64,246)	(59,535)
Debt extinguishment costs	—	—		—	(17,070)
Non-cash interest expense and deferred debt costs	(6,027)	(5,571)		(23,472)	(21,417)
Interest income	102	170		545	608
Other income	—	—		—	825
Income before income taxes	26,892	19,165		99,390	49,583
Income tax expense (benefit) (2)	10,500	1,671		41,479	(291,295)
Net Income	$16,392	$17,494		$57,911	$340,878

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$205,187	$190,263		$795,430	$744,206
Add back non-cash stock-based compensation expense	590	929		2,327	3,261
Modified Gross Margin	205,777	191,192	7.6%	797,757	747,467	6.7%
Selling, general and administrative costs	83,854	78,106		325,538	308,470
Add back non-cash stock-based compensation expense	6,133	6,270		25,490	24,571
Modified EBITDA	128,056	119,356	7.3%	497,709	463,568	7.4%
Non-cash stock-based compensation expense	6,723	7,199		27,817	27,832
Depreciation, amortization, and accretion	72,572	72,534		283,329	289,564
Net interest expense	15,842	14,887		63,701	58,927
Debt extinguishment costs	—	—		—	17,070
Non-cash interest expense and deferred debt costs	6,027	5,571		23,472	21,417
Other income	—	—		—	(825)
Income tax expense (benefit) (2)	10,500	1,671		41,479	(291,295)
Net Income	$16,392	$17,494		$57,911	$340,878
Modified Gross Margin %	58.5%	58.9%		58.4%	58.7%
Modified EBITDA Margin %	36.4%	36.7%		36.4%	36.4%

Free Cash Flow:
Modified EBITDA	$128,056	$119,356	7.3%	$497,709	$463,568	7.4%
Less: Capital Expenditures	86,637	78,118	10.9%	342,731	321,844	6.5%
Unlevered Free Cash Flow	41,419	41,238	0.4%	154,978	141,724	9.4%
Less: Net interest expense	15,842	14,887	6.4%	63,701	58,927	8.1%
Levered Free Cash Flow	$25,577	$26,351	-2.9%	$91,277	$82,797	10.2%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Includes a non-cash income tax benefit of $299.0 million for the twelve months ended December 31, 2010.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Dec. 31 2011	Sept. 30 2011	Growth %
Revenue
Data and Internet services	$171,657	$164,670	4.2%
Network services	85,422	86,878	-1.7%
Voice services	86,775	85,220	1.8%
Service Revenue	343,854	336,768	2.1%
Intercarrier compensation	7,653	7,688	-0.5%
Total Revenue	351,507	344,456	2.0%
Expenses
Operating costs	146,320	144,161
Gross Margin	205,187	200,295
Selling, general and administrative costs	83,854	82,085
Depreciation, amortization, and accretion	72,572	70,940
Operating Income	48,761	47,270
Interest expense	(15,944)	(16,012)
Non-cash interest expense and deferred debt costs	(6,027)	(5,918)
Interest income	102	126
Income before income taxes	26,892	25,466
Income tax expense	10,500	10,873
Net Income	$16,392	$14,593

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$205,187	$200,295
Add back non-cash stock-based compensation expense	590	565
Modified Gross Margin	205,777	200,860	2.4%
Selling, general and administrative costs	83,854	82,085
Add back non-cash stock-based compensation expense	6,133	6,248
Modified EBITDA	128,056	125,023	2.4%
Non-cash stock-based compensation expense	6,723	6,813
Depreciation, amortization, and accretion	72,572	70,940
Net Interest expense	15,842	15,886
Non-cash interest expense and deferred debt costs	6,027	5,918
Income tax expense	10,500	10,873
Net Income	$16,392	$14,593
Modified Gross Margin %	58.5%	58.3%
Modified EBITDA Margin %	36.4%	36.3%

Free Cash Flow
Modified EBITDA	$128,056	$125,023	2.4%
Less: Capital Expenditures	86,637	85,957	0.8%
Unlevered Free Cash Flow	41,419	39,066	6.0%
Less: Net interest expense	15,842	15,886	-0.3%
Levered Free Cash Flow	$25,577	$23,180	10.3%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended			Twelve Months Ended
	Dec. 31 2011	Sept. 30 2011	Dec. 31 2010	Dec. 31 2011	Dec. 31 2010
Weighted Average Shares Outstanding (thousands)
Basic	146,416	147,084	148,267	147,247	149,156
Diluted (2)	148,125	148,999	150,490	149,349	171,456
Basic Income per Common Share
Prior to impacts of debt extinguishment and recognition of the value of tax assets	$0.11	$0.10	$0.12	$0.39	$0.39
Debt extinguishment costs	—	—	—	—	$(0.11)
Recognition of the value of tax assets	—	—	—	—	$1.98
Total	$0.11	$0.10	$0.12	$0.39	$2.26

Diluted Income per Common Share	$0.11	$0.10	$0.11	$0.38	$2.12

	As of
	Dec. 31 2011	Sept. 30 2011	Dec. 31 2010
Common shares (thousands)
Actual Shares Outstanding	149,044	149,332	149,246
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,182	4,300	3,162
Options (thousands)
Options Outstanding	6,674	6,824	9,154
Options Exercisable	4,974	4,950	6,051
Options Exercisable and In-the-Money	3,114	1,533	2,417

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Dec. 31 2011	Sept. 30 2011	Dec. 31 2010
ASSETS
Cash, equivalents, and short term investments	$484,919	$469,093	$475,594

Receivables	104,374	99,914	89,496
Less: allowance	(8,192)	(7,660)	(7,898)
Net receivables	96,182	92,254	81,598

Prepaid expenses and other current assets	17,340	22,842	16,935
Deferred income taxes	65,008	40,428	40,428
Total other current assets	82,348	63,270	57,363

Property, plant and equipment	4,026,134	3,958,489	3,732,050
Less: accumulated depreciation	(2,598,922)	(2,541,885)	(2,375,438)
Net property, plant and equipment	1,427,212	1,416,604	1,356,612

Deferred income taxes	162,535	194,081	224,795
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	17,742	19,417	24,444
Other assets, net of accumulated amortization	24,594	25,290	17,854
Total other non-current assets	617,565	651,482	679,787

Total	$2,708,226	$2,692,703	$2,650,954

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$52,739	$66,356	$53,436
Deferred revenue	42,253	41,724	37,888
Accrued taxes, franchise and other fees	66,880	68,708	68,663
Accrued interest	13,934	7,459	15,208
Accrued payroll and benefits	44,284	39,738	41,772
Accrued carrier costs	32,760	28,816	35,049
Current portion of debt and lease obligations	7,733	7,742	7,202
Other current liabilities	31,361	37,404	42,570
Total current liabilities	291,944	297,947	301,788

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,744	373,744
Unamortized Discount	(27,057)	(32,133)	(46,732)
Net	346,687	341,611	327,012
Floating rate senior secured debt - Term Loan B, due 1/7/2013	102,055	102,324	103,130
Floating rate senior secured debt - Term Loan B, due 12/30/2016	467,946	469,176	472,870
8% senior unsecured notes, due 3/1/2018 (2)	427,614	427,518	427,227
Capital lease obligations	16,251	16,594	15,260
Less: current portion	(7,733)	(7,742)	(7,202)
Total long-term debt and capital lease obligations	1,352,820	1,349,481	1,338,297

Long-Term Deferred Revenue	22,296	22,330	14,864
Other Long-Term Liabilities	35,445	33,636	29,364

Stockholders’ Equity	1,005,721	989,309	966,641

Total	$2,708,226	$2,692,703	$2,650,954

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Net of unamortized discount

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended			Twelve Months Ended
	Dec. 31 2011	Sept. 30 2011	Dec. 31 2010	Dec. 31 2011	Dec. 31 2010
Cash flows from operating activities:
Net Income	$16,392	$14,593	$17,494	$57,911	$340,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	72,572	70,940	72,534	283,329	289,564
Deferred income taxes	5,973	10,426	1,565	35,756	(293,529)
Stock-based compensation	6,723	6,813	7,200	27,817	27,832
Extinguishment costs, amortization of discount on debt and deferred debt costs and other	6,014	5,887	5,528	23,388	37,649
Changes in operating assets and liabilities:
Receivables, prepaid expenses and other assets	2,379	(18,769)	3,205	(22,211)	(5,264)
Accounts payable, deferred revenue, and other liabilities	1,752	(13,965)	(17,346)	(2,402)	(11,378)

Net cash provided by operating activities	111,805	75,925	90,180	403,588	385,752

Cash flows from investing activities:
Capital expenditures	(86,637)	(84,491)	(78,118)	(340,731)	(321,844)
Purchase of investments	(28,327)	(97,572)	(78,714)	(223,638)	(246,575)
Proceeds from sale of investments	25,615	97,562	61,337	208,340	154,786
Other investing activities, net	(646)	3,886	2,098	3,230	(4,416)
Net cash used in investing activities	(89,995)	(80,615)	(93,397)	(352,799)	(418,049)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	922	1,525	(1,153)	9,966	1,045
Purchases of treasury stock	(8,562)	(34,612)	(38,206)	(58,562)	(49,911)
Excess tax benefits from stock-based compensation	1,385	—	—	1,385	—
Net (costs) proceeds from issuance of debt	—	—	(4,356)	—	413,069
Retirement of debt obligations	—	—	—	—	(413,683)
Payment of debt and capital lease obligations	(1,902)	(1,713)	(1,662)	(7,106)	(7,208)

Net cash used in financing activities	(8,157)	(34,800)	(45,377)	(54,317)	(56,688)

Increase (decrease) in cash and cash equivalents	13,653	(39,490)	(48,594)	(3,528)	(88,985)
Cash and cash equivalents at the beginning of the period	339,741	379,231	405,516	356,922	445,907
Cash and cash equivalents at the end of the period	$353,394	$339,741	$356,922	$353,394	$356,922

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$353,394	$339,741	$356,922	$353,394	$356,922
Short term investments	131,525	129,352	118,672	131,525	118,672
Total of cash, equivalents and short term investments	$484,919	$469,093	$475,594	$484,919	$475,594

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,970	$23,079	$7,771	$67,566	$63,169
Cash paid for debt extinguishment costs	$—	$—	$—	$—	$13,677
Cash paid for income taxes, net of refunds	$218	$575	$701	$3,231	$4,653
Addition of capital lease obligation	$—	$1,466	—	2,000	—

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$86,637	$84,491	$78,118	$340,731	$321,844
Addition of capital lease obligation	—	1,466	—	2,000	—
Total capital expenditures	$86,637	$85,957	$78,118	$342,731	$321,844

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2010				2011
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Buildings (2)	11,909	12,276	12,693	13,230	13,742	14,311	14,872	15,438
Headcount
Total Headcount	2,887	2,901	2,932	2,975	2,985	3,071	3,065	3,051
Sales Associates	523	528	545	555	564	553	564	555
Customers
Total Customers	27,685	27,460	27,382	27,281	27,234	27,322	27,376	27,509

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.